Exhibit 99.1

                             Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017




                                                          For Immediate Release


CONTACT:  Anne A. Tarbell
                     (212) 451-3030
                     www.triarc.com

                        TRIARC HOLDS 2004 ANNUAL MEETING

New York, NY, June 9, 2004 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today that at the Company's annual meeting, stockholders re-elected Triarc's nine (9) directors, approved the amendment to the company's certificate of incorporation to increase the total number of shares of capital stock which the company has authority to issue from three hundred million (300,000,000) to three hundred fifty million (350,000,000) shares and to increase the total number of authorized shares of class B common stock from one hundred million (100,000,000) to one hundred fifty million (150,000,000) shares, re-approved the performance goal bonus awards portion of the company's 1999 executive bonus plan, which was originally approved by stockholders in September 1999, and ratified the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants.

         The following nine directors were re-elected: Nelson Peltz, Triarc's chairman and chief executive officer; Peter W. May, Triarc's president and chief operating officer; Hugh L. Carey, former governor of the State of New York and member of Congress, and currently a partner of Harris Beach LLP; Clive Chajet, chairman of Chajet Consultancy, L.L.C.; Joseph A. Levato, former executive vice president and chief financial officer of Triarc; David E. Schwab II, a senior counsel of Cowan, Liebowitz & Latman, P.C.; Raymond S. Troubh, financial consultant and a director of various public companies; Gerald Tsai, Jr., a private investor; and Jack L. Wasserman, attorney-at-law.

         Triarc is a holding company and through its subsidiaries, the franchisor of the Arby's(R) restaurant system and an operator of approximately 235 Arby's restaurants located in the United States.

                                      # # #